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                         August 16, 2023

       George F. Chappelle, Jr.
       Chief Executive Officer
       Americold Realty Trust, Inc.
       10 Glenlake Parkway, Suite 600
       Atlanta, Georgia 30328

                                                        Re: Americold Realty
Trust, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 6, 2023
                                                            File No. 001-34723

       Dear George F. Chappelle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program